                                                                       Exhibit 2

     BY THIS POWER OF ATTORNEY given on the 1st day of April, One thousand nine hundred and ninety-six, WOODBRIDGE ASSET MANAGEMENT LIMITED, a company incorporated, and existing under the laws of the Islands of Bermuda having its Registered Head Office at Cedar House, 41 Cedar Avenue, in the City of Hamilton in the said Islands (hereinafter called "the Company") HEREBY NOMINATES, CONSTITUTES AND APPOINTS ERIK C. T. TILLER (hereinafter called "the Attorney") as the true and lawful attorney of the Principal in the United States of America ("the United States") for and in the name of and on behalf of the Company to do or execute all or any of the acts and documents hereinafter mentioned that is to say:

     1. A Subscription Agreement (the "Subscription Agreement") between International Meta Systems, Inc. ("IMS") and the Company, the Shareholders Agreement (the "Shareholders Agreement") between and among the shareholders of IMS (including the Company), the Joint Filing Agreement (the "Joint Filing Agreement") between and among the shareholders of IMS (including the Company), and the Amendment No. 1 to the Statement on Schedule 13D (the "Schedule 13D") to be filed with the United States Securities and Exchange Commission, (the Subscription Agreement, the Shareholders Agreement, the Joint Filing Agreement and the Schedule 13D being hereinafter referred to collectively as the "Documents").

     2. To do and perform all such further acts and things and to execute, deliver and, to the extent required by law, file, in the name and on behalf of the Company, all such further documents and instruments (including, without limitation, any further amendments to the Schedule 13D filed pursuant to the United States Securities and Exchange Act of 1934, as amended, in connection with the Company's purchase or sale of shares of common stock of IMS) and to take all such further steps as he may deem to be necessary, advisable, convenient or proper to perform fully the provisions of the Documents.

     AND IT IS HEREBY DECLARED THAT:-

     (i) The Company hereby ratifies and confirms and agrees to ratify and confirm whatsoever the Attorney shall do or purport to do by virtue of this Power of Attorney.

     (ii) The Company hereby authorises and empowers the Attorney to acknowledge in the name and as the act and deed of the Company this Power of Attorney and to register and record the same in the proper office and or registry in the United States and to procure to be done any and every other act and thing whatsoever which may be in anywise prudent, requisite or proper for authenticating and giving full effect to this Power of Attorney according to the law and usages of the United States as fully effectually as the Company could so do.

     (iii) This Power of Attorney shall in all respects be interpreted in accordance with and governed by the laws of Bermuda.

     IN WITNESS WHEREOF WOODBRIDGE ASSET MANAGEMENT LIMITED has hereunto affixed the Common Seal the day and year first above written in the presence of:

     Director  /s/ James Keyes



     Secretary /s/ M. Wood




     [seal]